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                             CERTIFICATE OF INCORPORATION

                                          OF

                                  BFC FINANCE CORP.


    FIRST:  The name of the corporation is BFC Finance Corp.

    SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

    THIRD: The nature of the business of the Corporation and the purposes to be promoted or carried on by it are as follows:

    To engage solely in the following activities:

         (a) entering into and acting as sponsor under a trust indenture providing for the issuance of the Corporation's (i) REMIC Lease-Backed Bonds, Series 1996 (the "Bonds") and (ii) Series 1996 REMIC Residual Certificates, and acquiring certain notes, mortgages and originating mortgage loans and related documents securing or related to such loans in connection with the grant of the trust estate (the "Trust Estate") pledged to the Bonds, arranging for the servicing of the assets comprising the Trust Estate and participating in the offer and sale of the Bonds and the Certificates; and

         (b) any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, so long as the same are necessary, appropriate, suitable or convenient to accomplish the objects or purposes specified in subparagraph (a) of this Article THIRD.

    FOURTH: The total number of shares of all classes of stock that the Corporation is authorized to issue is 1,500 shares of Common Stock, all of which are without par value.

    FIFTH:  The name and address of the incorporator is as follows:

    Name                     Address
    ----                     -------

   A. S. Gardner                    1209 Orange Street
                                    Wilmington, Delaware 19801

    SIXTH: The number of directors constituting the initial Board of Directors is three (3), and the names of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

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                                      Directors
                                      ---------

    Franklin L. Haney   605 Chestnut Street, Suite 200, Chattanooga, TN 37450
    Emeline W. Haney    605 Chestnut Street, Suite 200, Chattanooga, TN 37450
    Chris E. Zahnd      611 North Bragg Avenue, Lookout Mountain,  TN 37350

    The number of the directors of the Corporation shall be fixed by the bylaws, but in the absence of a bylaw fixing the number of directors, then the number of the directors of the Corporation shall be three (3). The board of directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

    SEVENTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

    EIGHTH: The books of the Corporation may be kept at such place within or without the State of Delaware as the by-laws of the Corporation may provide or as may be designated from time to time by the board of directors.

    NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide.

    TENTH: So long as any Bonds of the Corporation, but excluding any indebtedness described in the exception clause at the end of Article ELEVENTH, are outstanding and for a period of 367 days immediately following such time as no Bonds are outstanding (any such period, a "Preference Period"), the Corporation shall have not less than one Independent Director. An Independent Director shall be an individual who is not at the time of such individual's appointment as director of the Corporation, and has not been at any time during the preceding five years, and does not become subsequently while a Director, (a) a direct or indirect legal or beneficial owner in such entity or any of its affiliates, (b) a creditor, supplier, employee, officer, director (other than during such individual's tenure as director of the relevant entity), family member, manager or contractor of such entity or any of its affiliates, or (c) a person who controls (whether directly, indirectly or otherwise) such entity or its affiliates or any creditor, supplier, employee, officer, director, manager or contractor of such entity or its affiliates. As used herein, the term "affiliate" means any person controlling, under common control with, or controlled by the person in question, and the term "control" means the possession, directly or indirectly, of the power to direct or the cause the direction of the management and policies of a person, whether through ownership or voting securities, by contract or otherwise. If an Independent Director resigns, dies or becomes incapacitated, or such position is otherwise vacant and there is then no Independent Director, no action requiring the unanimous affirmative vote of the board of directors shall be taken until a successor Independent Director is elected and qualified and approves such action. In the event of the death, incapacity, or resignation of the Independent Director, or a vacancy for any other reason, a successor, Independent Director shall be appointed by the remaining directors. Chris E. Zahnd shall serve as the initial Independent Director.


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    ELEVENTH:  So long as any Bonds remain outstanding and for a Preference
Period immediately following such time as no Bonds are outstanding, the Corporation shall not incur any indebtedness, except indebtedness represented by an invoice, statement of account, check, work request, purchase order or other similar document representing expenses relating to activities of the Corporation undertaken in accordance with the THIRD Article of this Certificate of Incorporation.

    TWELFTH: So long as any Bonds remain outstanding and for a Preference Period immediately following such time as no Bonds are outstanding, the Corporation shall not transfer to any person or entity any assets of the Corporation, except that the Corporation may pay expenses that arise in the ordinary course of its business undertaken in accordance with the THIRD Article of this Certificate of Incorporation and may declare and pay cash dividends to its stockholders in accordance with the General Corporation Law of the State of Delaware to the extent that unencumbered funds are available therefor.

    THIRTEENTH: So long as any Bonds remain outstanding and for a Preference Period immediately following such time as no Bonds are outstanding, the Corporation shall not take any action to dissolve or liquidate the Corporation.

    FOURTEENTH: So long as any Bonds remain outstanding and for a Preference Period immediately following such time as no Bonds are outstanding the Corporation shall not amend, alter or repeal any provision of this Certificate of Incorporation.

    FIFTEENTH: So long as any Bonds remain outstanding and for a Preference Period immediately following such time as no Bonds are outstanding: (a) the fiduciary duty of the directors of the Corporation shall not include a duty to: (i) institute proceedings to have the Corporation adjudicated a bankrupt or insolvent; (ii) consent to the institution of bankruptcy or insolvency proceedings against the Corporation; (iii) file a petition or consent to a petition seeking reorganization or relief on behalf of the Corporation under any applicable federal or state law relating to bankruptcy; (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or any similar official) of the Corporation or a substantial portion of its property; (v) make any assignment for the benefit of the Corporation's creditors; (vi) cause the Corporation to admit in writing its inability to pay its debts generally as they become due; or (vii) take any action, or cause the Corporation to take any action, in furtherance of any of the foregoing (any of the above foregoing actions, a "Bankruptcy Action"); and
(b) the Corporation shall not take any Bankruptcy Action without the unanimous affirmative vote of the board of directors. No director or officer of the Corporation shall be liable to the Corporation or any stockholder on account of such director's or officer's good faith reliance on the provisions of this Article FIFTEENTH and neither the Corporation nor any stockholder of the Corporation shall have any claim for breach of fiduciary duty or otherwise against any director or officer for failing to take any Bankruptcy Action.

    SIXTEENTH: So long as any Bonds remain outstanding and for a Preference Period immediately following such time as no Bonds are outstanding, the Corporation shall not

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consolidate, merger or enter into any form of combination with or into any other entity, nor convey, transfer or lease its assets substantially as an entirety to any entity, nor permit any entity to consolidate, merger or enter into any form of combination with or into the Corporation, nor convey, transfer or lease its assets substantially as an entirety to any person.

    SEVENTEENTH: So long as any Bonds remain outstanding and for a Preference Period immediately following such time as no Bonds are outstanding,

         (a) The Corporation shall not commingle its funds and other assets with those of any other individual, corporation, estate, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof;

         (b) The Corporation shall not guarantee or become obligated for the debts of any other entity and shall not hold itself out as being liable for the debts of any other party;

         (c) The Corporation shall not form, or cause to be formed, any subsidiaries or acquire any interest as a general or limited partner in any partnership;

         (d) The Corporation shall act solely in its corporate name and through its duly authorized officers or agents in the conduct of its business, and shall conduct its business so as not to mislead others as to the identity of the entity with which they are concerned, and correct any known misunderstanding regarding its separate identity;

         (e) The Corporation shall maintain corporate records and books of account and shall not commingle its corporate records and books of account with the corporate records and books of account of any other corporation;

         (f) The Corporation shall maintain a separate business office and telephone number from each of its affiliates;

         (g) The Corporation shall maintain its accounts separate from any other person or entity;

         (h) Other than as provided herein in Article THIRD, the Corporation will not pledge its assets for the benefit of any other entity or make any loans or advances to any entity;

         (i) The Corporation shall maintain an arm's-length relationship with its affiliates;

         (j) The Corporation shall pay the salaries of its own employees and maintain a sufficient number of employees in light of its contemplated business operations;


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         (k)  The Corporation shall not acquire obligations or securities of its partners, members or shareholders;

         (l) The Corporation shall allocate fairly and reasonably any overhead for shared office space;

         (m)  The Corporation shall use separate stationery, invoices and check;

         (n)  The Corporation shall hold itself out as a separate entity;

         (o) The Corporation shall maintain adequate capital in light of its contemplated business operations; and

         (p)  The Corporation shall maintain separate financial statements.

    EIGHTEENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders of monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. In addition to and not in limitation of the foregoing, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent provided by the General Corporation Law of Delaware as the same may hereafter be amended.

    NINETEENTH: The Directors of the Corporation are required to consider the interests of the creditors of the Corporation, including the Bondholder, in connection with all corporate actions.

    TWENTIETH:  The duration of the Corporation shall be perpetual.








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    IN WITNESS HEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this Certificate of Incorporation for BFC Finance Corp. on the date set forth below.

Date:   March 19, 1996
      -------------------



                                                  By:  /s/ A. S. Gardner
                                                      --------------------------
                                                            A. S. Gardner
                                                        Incorporator